Exhibit 99.1

Natera Reports Fourth Quarter and Full Year 2025 Financial Results

AUSTIN, Texas, February 26, 2026 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA and genetic testing, today reported its financial results for the fourth quarter and full year ended December 31, 2025.

Recent Financial Highlights

•

Generated total revenues of $665.5 million in the fourth quarter of 2025, compared to $476.1 million in the fourth quarter of 2024, an increase of 39.8%. Product revenues grew 39.8% over the same period.

•	Generated a gross margin[1] of 66.9% in the fourth quarter of 2025, compared to a gross margin[1] of 62.9% in the fourth quarter of 2024.
•	Generated total revenues of $2,306.1 million in the full year 2025, compared to $1,696.9 million in the full year 2024, an increase of 35.9%. Product revenues grew 36.2% over the same period.
•	Generated a gross margin[1] of 64.7% in the full year of 2025, compared to a gross margin[1] of 60.3% in the full year of 2024.
•	Processed approximately 923,600 tests in the fourth quarter of 2025, compared to approximately 792,800 tests in the fourth quarter of 2024, an increase of 16.5%.
•	Processed approximately 3,525,500 tests in the full year 2025, compared to approximately 3,064,600 tests in the full year 2024, an increase of 15.0%.
•	Processed approximately 233,300 oncology tests in the fourth quarter of 2025, compared to approximately 150,800 in the fourth quarter of 2024, an increase of 54.7%.
•	Processed approximately 800,800 oncology tests in the full year 2025, compared to approximately 528,200 in the full year 2024, an increase of 51.6%.
•	Achieved positive cash inflow of approximately $107.6 million[2] in the full year 2025.

“We delivered an outstanding finish to 2025 with record test volumes, strong revenue that exceeded our January pre-announcement, and gross margins well ahead of our expectations even as we continued to invest significantly throughout the year,” said Steve Chapman, chief executive officer of Natera. “With solid momentum already in 2026, we remain focused on our mission to transform the management of disease worldwide by expanding access to our testing and advancing the data that supports better patient care.”

Fourth Quarter and Year Ended December 31, 2025 Financial Results

Total revenues were $665.5 million in the fourth quarter of 2025 compared to $476.1 million in the fourth quarter of 2024, an increase of 39.8%. The increase in total revenues was driven primarily by a 39.8% increase in product revenues, which were $661.2 million in the fourth quarter of 2025 compared to $472.9 million in the fourth quarter of 2024. The increase in product revenues was driven by an increase in volume and average selling price improvements.

Natera processed approximately 923,600 tests in the fourth quarter of 2025, including approximately 909,000 tests accessioned in its laboratory, compared to approximately 792,800 tests processed, including approximately 778,400 tests accessioned in its laboratory, in the fourth quarter of 2024.

In the fourth quarter of 2025, Natera recognized revenue on approximately 892,400 tests for which results were reported to customers in the period (tests reported), including approximately 878,000 tests reported from its laboratory, compared to approximately 771,700 tests reported, including approximately 758,200 tests reported from its laboratory, in the fourth quarter of 2024, an increase of 15.6% from the prior period.

Total revenues were $2,306.1 million in the full year 2025 compared to $1,696.9 million in the full year 2024, an increase of 35.9%. The increase in total revenues was driven primarily by a 36.2% increase in product revenues, which were $2,295.8 million in the full year 2025 compared to $1,685.1 million in the full year 2024. The increase in product revenues was driven by an increase in volume and average selling price improvements.

Natera processed approximately 3,525,500 tests in the full year 2025, including approximately 3,468,700 tests accessioned in its laboratory, compared to approximately 3,064,600 tests processed, including approximately 3,001,900 tests accessioned in its laboratory, in the full year 2024.

In the full year 2025, Natera recognized revenue on approximately 3,342,500 tests for which results were reported to customers in the period (tests reported), including approximately 3,288,600 tests reported from its laboratory, compared to approximately 2,926,400 tests reported, including approximately 2,867,400 tests reported from its laboratory, in the full year 2024, an increase of 14.2% from the prior period.

Gross profit2 for the three months ended December 31, 2025 and 2024 was $445.2 million and $299.6 million, respectively, representing a gross margin1 of 66.9% and 62.9%, respectively. Gross profit1 for the year ended December 31, 2025 and 2024 was $1,493.2 million and $1,023.2 million, respectively, representing a gross margin1 of 64.7% and 60.3%, respectively. Natera had higher gross margin1 in the fourth quarter of 2025 and for the full year 2025 primarily as a result of higher revenues and continued progress in reducing cost of revenues associated with tests processed. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the fourth quarter of 2025 was $466.5 million, compared to $364.4 million in the same period of the prior year, an increase of 28.0%. Total operating expense for the full year 2025 were $1,801.4 million, compared to $1,245.5 million in the same period of the prior year, an increase of 44.6%. The increases in both periods were primarily driven by headcount growth to support new product offerings as well as increases in consulting and legal expenses. Amortization of acquired intangible assets for the fourth quarter and full year of 2025 was $1.7 million. No such amortization occurred in the fourth quarter or full year of 2024.

Loss from operations for the fourth quarter of 2025 was $22.8 million compared to $64.7 million for the same period of the prior year. Loss from operations for full year 2025 was $309.9 million compared to $222.3 million for the same period of the prior year.

Natera’s net loss for the full year 2025 was $208.2 million, or ($1.52) per diluted share, compared to a net loss of $190.4 million, or ($1.53) per diluted share, in 2024. Weighted average shares outstanding were 136.7 million in the full year 2025 compared to 124.7 million for the same period in the prior year.

At December 31, 2025, Natera held approximately $1,076.1 million in cash, cash equivalents, short-term investments and restricted cash, compared to $968.3 million as of December 31, 2024. As of December 31, 2025, Natera had a total outstanding debt balance of $80.3 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps.

Financial Outlook

Natera anticipates 2026 total revenue of $2.62 billion to $2.70 billion; 2026 gross margin1 to be approximately 63% to 65%; selling, general and administrative costs to be approximately $1.125 billion to $1.225 billion; research and development costs to be $750 million to $850 million; and net cash inflow to be positive3.

Test Volume Summary

Unit	Q4 2025	Q4 2024	FY 2025	FY 2024	Definition
Tests processed	923,600	792,800	3,525,500	3,064,600	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	909,000	778,400	3,468,700	3,001,900	Test accessioned in our laboratory
Tests reported	892,400	771,700	3,342,500	2,926,400	Total tests reported
Tests reported in our laboratory	878,000	758,200	3,288,600	2,867,400	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA and precision medicine, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard-of-care to protect health and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are supported by more than 350 peer-reviewed publications that demonstrate excellent performance. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas, and San Carlos, California, and through Foresight Diagnostics, its subsidiary, operates an ISO 27001-certified and CAP-accredited laboratory certified under CLIA in Boulder, Colorado. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera’s Fourth Quarter and Full Year 2025 Financial Results Conference Call
Date:	Thursday, February 26, 2026
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	1-888-770-7321 (Domestic) 1-929-201-7107 (International)
Conference ID:	7684785
Webcast Link:	https://events.q4inc.com/attendee/730547572

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding our market opportunity, anticipated products and launch schedules, reimbursement coverage and product costs, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and our strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; our products may not perform as expected; the results of our clinical studies may not support the use and reimbursement of our tests, particularly for microdeletions screening, and may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business may be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays complying with governmental regulations; litigation and other regulatory or governmental proceedings related to our intellectual property or the commercialization of our tests, are costly, time-consuming, could result in our obligation to pay material judgments or incur material settlement costs, and could limit our ability to commercialize our tests; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.

We discuss these and other risks and uncertainties in greater detail in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, you should not place undue reliance on our forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.

References:

1.	Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.
2.	Positive cash inflow for the year ended December 31, 2025, is derived from the GAAP Statement of Cash Flows as follows: net cash provided by operating activities of $215.3 million, net cash provided by financing activities of $47.5 million, offset by net cash used in investing activities for purchases of property and equipment, cash paid for acquisition of intangible assets, and cash paid for business combination of $155.2 million.
3.	Non-GAAP cash (outflow) inflow is calculated as the sum of GAAP net cash provided by (used in) operating activities, GAAP net cash provided by (used in) financing activities, and GAAP net cash provided by (used in) investing activities for purchases of property and equipment, investment in related party, cash paid for acquisition of intangible assets, and cash paid for business combination. Management uses non-GAAP cash flow as an indicator of the Company’s operational cash generating capabilities.

Contacts

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares)

	December 31,	December 31,
	2025	2024
		(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$1,076,140	$945,587
Short-term investments	—	22,689
Accounts receivable, net of allowance of $8,018 in 2025 and $7,259 in 2024	296,528	314,165
Inventory	68,443	44,744
Prepaid expenses and other current assets	55,828	48,635
Total current assets	1,496,939	1,375,820
Property and equipment, net	241,184	162,046
Operating lease right-of-use assets	108,541	86,149
Goodwill	141,070	—
Intangible assets	373,713	10,933
Other assets	36,897	25,787
Total assets	$2,398,344	$1,660,735

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,156	$34,922
Accrued compensation	92,603	62,114
Contingent consideration payable, current portion	21,580	—
Deferred revenue, current portion	24,907	19,754
Short-term debt financing	80,323	80,362
Other accrued liabilities	188,659	146,893
Total current liabilities	441,228	344,045
Contingent consideration payable, long-term portion	96,780	—
Deferred tax liability, long-term portion	701	—
Operating lease liabilities, long-term portion	118,473	96,588
Deferred revenue, long-term portion	17,062	16,838
Other liabilities	11,687	7,844
Total liabilities	685,931	465,315
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	14	12
Additional paid in capital	4,488,679	3,763,614
Accumulated deficit	(2,776,022)	(2,567,862)
Accumulated other comprehensive loss	(258)	(344)
Total stockholders’ equity	1,712,413	1,195,420
Total liabilities and stockholders’ equity	$2,398,344	$1,660,735

(1)	The consolidated balance sheet at December 31, 2024 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
(2)	As of December 31, 2025 and December 31, 2024, there were approximately 139,693,000 and 132,646,000 shares of common stock, respectively, issued and outstanding.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Year ended December 31,
	2025	2024	2023
Revenues
Product revenues	$2,295,820	$1,685,074	$1,068,522
Licensing and other revenues	10,293	11,837	14,049
Total revenues	2,306,113	1,696,911	1,082,571
Cost and expenses
Cost of product revenues	810,627	672,304	588,564
Cost of licensing and other revenues	2,306	1,449	1,267
Research and development	624,110	404,138	320,678
Selling, general and administrative	1,177,261	841,314	618,307
Amortization of acquired intangible assets	1,720	—	—
Total cost and expenses	2,616,024	1,919,205	1,528,816
Loss from operations	(309,911)	(222,294)	(446,245)
Interest expense	(4,069)	(10,685)	(12,638)
Interest and other income, net	45,891	43,248	24,353
Loss before income taxes	(268,089)	(189,731)	(434,530)
Income tax benefit (expense)	59,929	(695)	(271)
Net loss	$(208,160)	$(190,426)	$(434,801)
Unrealized gain on available-for-sale securities and foreign currency translation adjustment	86	2,741	13,277
Comprehensive loss	$(208,074)	$(187,685)	$(421,524)

Net loss per share:
Basic and diluted	$(1.52)	$(1.53)	$(3.78)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	136,721	124,718	114,997